EX-99.2 NEWS RELEASE DATED OCTOBER 19, 2006

News Release: October 19, 2006

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Seattle Bank Announces Elected Directors for 2007

Seattle, WA -- The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the results of its election of 2007 directors representing Alaska, Hawaii, and Utah.

Michael A. DeVico, executive vice president and chief information officer of Zions Bancorporation, a financial holding company in Salt Lake City, Utah, will join the Seattle Bank board on January 1, 2007, as a first-term Seattle Bank director, representing Utah. A graduate of St. John's University with a master's degree in finance, Mr. DeVico began his banking career in 1982 with the Chase Manhattan Bank in New York. In 1987, he became vice president of Bankers Trust Company of New York, and in 1990, he joined Bank of America where he served in a number of positions, including executive vice president for the Interactive Banking Division and chief executive officer of the bank's Midwest Retail Division. From 2000 -- 2001, Mr. DeVico was chief executive officer of Xpede, and in 2001 he joined the Zions organization. He has served on the boards of numerous business organizations.

In addition, the following Seattle Bank directors were re-elected to the Board of Directors:

Craig Dahl, president and chief executive officer of Alaska Pacific Bank, headquartered in Juneau, Alaska. Mr. Dahl joined the Seattle Bank board in 2004 and represents Alaska.

Russell J. Lau, vice chairman and chief executive officer of Finance Factors, Ltd. in Honolulu, Hawaii. Mr. Lau has been a Seattle Bank director since 2005 and represents Hawaii.

Each director ran unopposed and was elected to serve a three-year term, beginning January 1, 2007, and expiring December 31, 2009.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 370 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's audited 2005 financial statements and related footnotes and Management's Discussion and Analysis for the year ended December 31, 2005, available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.